Exhibit (d)(2)

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (“Agreement”) between Aerohive Networks, Inc., on behalf of itself and its subsidiary and affiliated entities (“Aerohive Networks”), and the other party identified below, on behalf of itself and its subsidiaries and affiliated entities (“Participant”), is effective as of April 1, 2019 (“Effective Date”).

1.    Confidential Information: “Confidential Information” means (a) the description, existence or content of a business, product or technology development opportunity and the relationship between the parties to which this Agreement relates, and (b) any and all current and future product information, roadmap, technical or financial information, forecasts, customer names, addresses, and related data, contracts, practices, services and support, procedures, and other business information including, but not limited to, software, reports, methods, strategies, plans, documents, drawings, designs, tools, models, inventions, patents, patent applications, trade secrets and any other intellectual property and proprietary information of the parties, or of any third parties that may be subject to a similar agreement, that may be disclosed between the parties under this Agreement and during its term whether in written, oral, electronic, website- based, or other form, including information acquired during facility tours, and regardless of whether it is identified as “confidential”.

2.    Purpose of Disclosure: Subject to the terms, conditions and limitations of this Agreement, the recipient may use the Confidential Information solely for the purpose(s) of exploring, implementing, conducting and/or maintaining a business, product, technology development or other opportunity of mutual interest and any ongoing relationship related thereto (the “Use”).

3.    Obligations and Duty of Care: The recipient of Confidential Information agrees (i) not to disclose, communicate, or convey Confidential Information received hereunder, whether wholly or partially, to any third party, except as permitted herein;

(ii) to use the same degree of care, but no less than a reasonable degree of care, to prevent any unauthorized use or disclosure of Confidential Information, as the recipient uses to protect its own information that it deems confidential or does not desire to disclose, publish or otherwise make public; (iii) not to disclose Confidential Information to any person, except to its directors, employees, contractors, agents, affiliates, attorneys and consultants whom the recipient has a reasonable basis to believe have a demonstrable need to know in connection with, or who are directly involved in, the above-mentioned Use, who have been informed of its confidential nature, and who, prior to receipt, have agreed to be or are, pursuant to their terms of employment or consultancy,, bound to protect the discloser’s rights hereunder; (iv) to be liable for any misuse of Confidential Information by such persons; (v) not to use Confidential Information for any purpose other than reasonably related to the Use; and (vi) not to copy, alter, modify, disassemble, reverse engineer, reconstruct or decompile any of the Confidential Information or any portion thereof, in whole or in part, unless permitted in writing by, and signed by an authorized representative of, the discloser.

4.    Exceptions to Duty of Care: The obligations imposed upon the parties do not apply to information which : (i) is already rightfully in the possession of or known without a duty of confidentiality, or restriction on disclosure or use; (ii) is or becomes publicly known at any time through no violation of this Agreement; (iii) is rightfully received by the recipient from any third party without a duty of confidentiality, or restriction on disclosure or use; (iv) is rightfully and independently developed by the recipient without violating this Agreement or reliance upon any of the discloser’s Confidential Information; (v) is expressly approved in writing, by the discloser’s authorized representative, for release or other use by the recipient;

or (vi) to the extent required to be disclosed by court or administrative order, subpoena or other legal process or regulatory compliance obligation; provided that the recipient will provide the discloser with prompt notice prior to such disclosure and cooperate with the discloser, to the extent reasonable, to respond to the required disclosure. Nothing herein restricts either party, absent breach of this Agreement, from marketing or providing products or services that compete with products or services of the other party, or to engage in independent development of products or services similar to those developed by the other party and/or which are related to the above-mentioned Use.

5.    Title: All Confidential Information is and shall remain the discloser’s property and no right, title, interest or license thereto, other than specifically limited to the Use, is or may be assumed to be conveyed by the discloser.

6.    Term, Termination, and Duty to Return: This Agreement expires two (2) years from the Effective Date. Either party may earlier terminate this Agreement upon thirty (30) days prior written notice at any time, with or without cause. Upon written request at any time by the discloser, whether prior to or following expiration or earlier termination of this Agreement, the recipient shall promptly return all Confidential Information and all copies thereof, in whatever form, or destroy them with written certification to the discloser of such destruction, except to the specific extent retention of such Confidential Information is required by law or regulation. The recipient agrees not to disclose Confidential Information for two (2) years from the date of expiration or earlier termination of this Agreement, except for source code, which will be protected in perpetuity.

7.    Notice: The recipient agrees to notify the discloser in writing immediately of any unauthorized release or misuse of Confidential Information or a material breach of this Agreement of which it becomes aware.

8.    Injunctive Relief: Each party acknowledges and agrees that Confidential Information disclosed by the other

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MUTUAL NON-DISCLOSURE AGREEMENT

party may constitute valuable property of such other party the unauthorized release or use of which may irreparably harm the discloser, for which monetary compensation or other remedies at law may not be adequate. Accordingly, each party agrees that the discloser shall be entitled to seek injunctive relief to prevent or curtail any such unauthorized release or use, threatened or actual. Such injunctive relief shall be in addition to any other rights provided the discloser hereunder, or at law or in equity.

9.    General Provisions: (i) This Agreement shall neither create a joint venture, partnership, agency, or other form of association, nor create an express or implied license grant by either party to the other under any patent, trademark, copyright, trade secret or other intellectual property right, except for the limited use rights as necessary to carry out the express Use; (ii); Only those representations or warranties that are made in a final definitive agreement, when, as and if executed, will have any legal effect; INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED ON AN “AS IS” BASIS; Neither party assumes any responsibility whatsoever with respect to the accuracy or sufficiency of such information, and the recipient understands and agrees that the discloser will have no liability whatsoever to the recipient arising from the recipient’s actual use, intended or otherwise of the Confidential Information except as may be otherwise agreed; (iii) The parties shall comply with all applicable export laws and regulations including, but not limited to, the United States Export Administration Regulations; (iv) This Agreement shall not be assignable or transferable, in whole or in part, by either party without the prior written consent of the other party, except by act of corporate succession in the event of merger or similar transaction; (v) This Agreement shall be governed, construed and enforced in accordance with the applicable laws of the

State of California, without regard to conflict of laws provisions. The parties agree to submit to non-exclusive jurisdiction and venue in the California Superior Court or United States District Court, as the case may be, located within the boundaries of Santa Clara County, California, USA (unless and to the extent such jurisdiction and venue is otherwise expressly indicated below, in which case such indicated jurisdiction and venue shall be the exclusive jurisdiction and venue hereunder). Notwithstanding the foregoing, either party may take action in any jurisdiction to prevent disclosure of Confidential Information, or to enforce a judgment or other decision; (vi) Neither party has any obligation by virtue of this Agreement to proceed with any transaction between them, and any proposal, design or similar item presented to either party by the other shall be without obligation or restriction on the party (except as provided herein); (vii) Any modifications of or amendments to this Agreement will not be effective, and may not be relied upon by either party, unless and until reduced to writing and signed by both parties; (viii) The invalidity of any provision hereof shall not affect any remaining provisions; (ix) Headings set forth herein are for reference only and shall not affect the meaning or construction of this Agreement; and (x) The parties agree, to the fullest extent permitted under law, to waive any right to trial or adjudication by jury of any claim, cause or action arising or relating to any use or disclosure of information exchanged or made available hereunder.

10.    Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to Confidential Information, and supersedes all prior or contemporaneous oral or written agreements concerning Confidential Information. Each person signing this Agreement represents and warrants that such person is fully authorized to execute and enter into this Agreement on behalf of the company named above his or her signature.

“Participant”	AEROHIVE NETWORKS, INC.
EXTREME NETWORKS, INC.

Address:
6480 Via Del Oro	1011 McCarthy Blvd.
San Jose, California 95119	Milpitas, California 95053

/s/ Katy Motiey	/s/ Steve Debenham
Signature	Signature
Name: Katy Motiey	Name: Steve Debenham
Title: Chief Administrative Officer	Title: Vice President, General Counsel
Date: 4/8/19	Date: 4/8/19

Return for counter-signature to:
[nondisclosure@aerohive.com]	LOCATION OF JURISDICTION AND VENUE:

N/A

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